EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE


   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)
   (Unaudited)

                                                           Three Months Ended  Six Months Ended
                                                                June 30,           June 30,
                                                             1997     1996      1997      1996
   Computation for Consolidated Statements of Income:
        Net income                                         $ 4,899  $ 7,511    $12,393  $16,972
                                                           =======  =======    =======  =======

        Weighted average common shares                      12,293   12,282     12,285   12,269
                                                           =======  =======    =======  =======

        Earnings per share                                   $0.40    $0.61      $1.01    $1.38
                                                           =======  =======    =======  =======


   Additional Primary Computation (1):
        Weighted average common shares per above            12,293   12,282     12,285   12,269
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                        127      271        126      265

        Weighted average common shares, as adjusted         12,420   12,553     12,411   12,534
                                                           =======  =======    =======  =======


        Primary earnings per share                           $0.39    $0.60      $1.00    $1.35
                                                           =======  =======    =======  =======

   Fully Diluted Computation (1):
        Weighted average common shares per above            12,293   12,282     12,285   12,269

        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                        178      283        178      285


        Weighted average common shares, as adjusted         12,471   12,565     12,463   12,554
                                                           =======  =======    =======  =======

        Fully diluted earnings per share                     $0.39    $0.60      $0.99    $1.35
                                                           =======  =======    =======  =======

   [FN]
    (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.